Exhibit 10.1

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the 1st day of January, 1998 by and between METAMORPHIX, INC., a Delaware corporation (hereinafter referred to as the “Employer”) and EDWIN C. QUATTLEBAUM, PH.D., a Maryland resident (hereinafter referred to as the “Employee”).

Explanatory Statement

     A. Employer desires to employ Employee as its Executive Vice President of Agriculture, in accordance with the terms and conditions of this Agreement.

     B. Employee desires to serve in the employ of the Employer on a full-time basis subject to the terms and conditions of this Agreement.

     C. Contemporaneously with the execution and delivery of this Agreement, Employer and Employee have entered into an Incentive Stock Option Agreement (the “Stock Option Agreement”) and a Non-Disclosure and Confidentiality Agreement (the “Confidentiality Agreement”).

Agreement

     NOW, THEREFORE, in consideration of the mutual covenants, promises, agreements, representations, and warranties of Employer and Employee, each to the other made, the Explanatory Statement which shall be deemed a substantial part hereof, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee hereby covenant, promise, agree, represent, and warrant as follows:

     SECTION 1. EMPLOYMENT.

          1.1. Engagement of Employment. Employer hereby employs Employee, and Employee accepts such employment, on an “at will” basis, as Employer’s Executive Vice President of Agriculture, as of January 1, 1998, and Employee agrees to render such duties as are set forth in Section 1.2, subject to the terms and conditions of this Agreement.

          1.2. Duties. During Employee’s employment under this Agreement, Employee shall render to the best of Employee’s ability, on behalf of Employer, on an exclusive basis, and at the direction of Employer’s Board of Directors, services as Employer’s Executive Vice President of Agriculture, and such other duties as the Board of Directors shall direct. In particular, subject to oversight and direction of the Board of Directors and the President, Employee shall:

          (a) identify, develop, and direct Employer’s agricultural business opportunities for GDF-8 and other Growth in Differentiation Factors;

          (b) working with Employer’s Scientific Founder, Scientific Advisory Board, Research Management Committee, and Chief Scientific Officer (or other officers), propose plans of research (and related timetables, strategies, business plans, and budgets) to Employer’s President and Board of Directors;

          (c) develop and negotiate strategic partnering and licensing agreements;

          (d) develop and oversee policies and procedures of confidentiality and non-disclosure; and

          (e) coordinate patent-filing efforts.

Employee shall not pursue other employment, consulting, or professional endeavors except his continued service upon the Board of Directors of Dominion BioScience and (until June 30, 1998) two days each month as a consultant for such company. To the extent approved by Employer’s Board of Directors in its sole discretion, Employee may serve from time-to-time upon additional Boards.

     SECTION 2. COMPENSATION.

          2.1. Annual Salary. Employer shall pay Employee (in addition to any benefits or bonuses provided for in this Agreement) an annual salary (the “Annual Salary”), payable in semi-monthly or other regular installments, and subject to customary payroll deductions in accordance with the general practice of Employer. The Annual Salary shall be Two Hundred Thousand Dollars ($200,000.00) per annum, subject to later adjustments as may be agreed upon between Employer and Employee.

          2.2 Salary Review. Employer shall re-examine the Annual Salary after: (a) the anticipated GDF-8 Agricultural Opportunity transgenic animal-focused Research and Development contracts (in swine and chicken) and a GDF-8 Inhibitor Partnership have been established; (b) Employer has received at least Ten Million Dollars ($10,000,000) in aggregate up-front payments from strategic partnering and licensing agreements and/or from equity investments in Employer; and (c) Employer has hired a full-time Chief Executive Officer. Upon any adjustment, the Bonus Compensation provisions may be eliminated or modified.

          2.3. Bonus Compensation. In addition to the Annual Salary provided for by Section 2.1, subject to customary payroll deductions in accordance with the general practice of Employer, Employer shall pay Employee additional compensation in the form of an annual bonus (the “Annual Performance-Based Bonus”) as follows:

          (a) in January, 1998 and, thereafter, in December of each year during Employee’s employment, Employee and Employer’s President shall establish challenging performance-based goals relating to Employee’s and Employer’s performance over the following calendar year (the “Performance Goals”). Employer shall pay Employee an Annual Performance-Based Bonus, in cash, of up to twenty percent (20%) of the Annual Salary upon achieving (in the judgment of the Board of Directors) all stated portions of the Performance Goals;

          (b) payment of the Annual Performance-Based Bonus earned with respect to a particular calendar year shall be payable as of March 1 of the following year (or upon such later, appropriate date if the applicable Performance Goals are based upon financial reports not then received); and

          (c) if Employee is not employed by Employer as of December 31 of any calendar year (except as set forth in Section 6) and/or if Employee is in default of any material term of this Employment Agreement, then Employer may, in its sole discretion, discontinue or lessen any and all payments attributable to the Annual Performance-Based Bonus.

     SECTION 3. BENEFITS. Employee shall be provided with at least such health, dental, disability, life insurance, and other benefits as may be provided to other comparable employees of Employer from time to time. Employee also shall be entitled to participate in any retirement or pension plan identical or substantially similar to any plan that may be offered to comparable employees of Employer. Employer, assuming insurability of Employee at standard rates, will also provide Employee with term life insurance in the amount of Five Hundred Thousand Dollars ($500,000) for the period that Employee is employed under this Agreement.

     SECTION 4. PERSONAL LEAVE AND HOLIDAYS.

          4.1. Personal Leave. Employee shall be entitled to “Personal Leave” during each calendar year as set forth in this Section 4.1 and as follows: twenty (20) working days during each twelve month period during which Employee is employed under this Agreement. Personal Leave shall be used for all vacation, sick leave, personal leave, consulting and directorships (to the extent permitted by Section 1), and any other time during which Employee is not required to perform the duties set forth in Section 1. Employee shall take Employee’s Personal Leave at such time or times in accordance with the policy of Employer so as not to disrupt the Employer‘s operations. During Employee’s Personal Leave, the Annual Salary, and all benefits paid and provided pursuant to this Agreement, shall be paid and provided in full. Unused Personal Leave for any given year that has not been taken by Employee within such year may not be carried over to the following year.

          4.2. Holidays. In addition to his Personal Leave, Employee shall be entitled to New Year’s Day, President’s Day, Memorial Day, July 4th, Labor Day, Thanksgiving, Christmas,

and such other holidays as are recognized by Employer in accordance with applicable federal, state, or local laws and as are offered to other comparable employees of Employer.

     SECTION 5. BUSINESS EXPENSES. Employee is authorized to incur reasonable expenses in connection with Employee’s exercise of Employee’s duties under this Agreement. It is intended by Employer and Employee that all such expenses shall be ordinary and necessary expenses incurred in connection with the duties of Employee under this Agreement. Employer may establish guidelines pertaining to Employee’s authorization to incur business expenses on behalf of Employer and Employee agrees to comply with all Employer policies relating to the authorization and verification of such expenses.

SECTION 6.	CONFIRMATION OF “AT WILL” EMPLOYMENT AND EMPLOYER’S SEVERANCE PAY OBLIGATIONS.

          6.1. “At Will” Employment. Employee acknowledges and confirms that he is an “at will” employee and that his employment, notwithstanding any provision of this Agreement, may be terminated at any time, with or without cause.

          6.2 Severance Pay Obligations. In the event that Employer terminates the employment of Employee without cause at any time prior to December 31, 2001 (i.e., the date upon which Employee could become fully vested under the terms of his Stock Option Agreement):

          (a) in the event that Employer terminates Employee’s employment within the first three (3) years of this Agreement, Employer shall continue to pay Employee, subject to customary payroll deductions in accordance with the general practice of Employer, an amount equal to Employee’s Annual Salary for six (6) additional months. After the third anniversary of this Agreement, until December 31, 2001, this severance benefit shall be reduced to an amount equal to Employee’s Annual Salary for three (3) additional months;

          (b) as set forth in the Stock Option Agreement, Employee shall become vested with respect to any options scheduled to become vested during such six (6) or three (3) month period, as applicable; and

          (c) Employer shall continue to provide benefits to Employee pursuant to this Agreement during such six (6) or three (3) month period, as applicable.

For the purposes of this Section 6.2, the term “cause” shall include, but not be limited to:

          (x) fraud, misappropriation, or intentional material damage to the property or business of Employer;

          (y) continuance of failure by Employee to perform his duties in compliance with this Agreement provided that such “cause” shall have been found by a majority of the Employer’s Board of Directors; or

          (z) a violation of the Non-Disclosure and Confidentiality Agreement to which Section 8 of this Agreement refers;

provided, however, that Employee’s employment shall not terminate for “cause” under subsections (y) or (z) unless Employer has given Employee at least ten (10) days prior written notice and the opportunity to cure within such ten-day period.

Upon a merger or sale of all or substantially all of Employer’s assets, Employee shall be due severance pay in accordance with this Section unless the successor or purchaser corporation, as the case may be, expressly assumes Employer’s obligations under this Employee Agreement and, subject to reasonable modifications, Employee’s Stock Option Agreement and Employer’s title and responsibilities are to remain substantially the same after such merger or purchase. In the event, however, that Employer’s Board of Directors directs that Employer be dissolved and its assets liquidated, no severance pay shall be due.

     SECTION 7. INCENTIVE STOCK OPTION AGREEMENT. Contemporaneously with this Agreement, Employer has granted Employee the opportunity to purchase up to two hundred thirty-three thousand one hundred (233,100) shares of Employer’s common stock pursuant to a Stock Option Agreement, the form of which is attached hereto as Exhibit “A” and incorporated herein by reference, and Employer‘s 1996 Employees’ Incentive Stock Option Plan; such number of shares constituting up to three and one-half percent (3 1/2%) of Employer’s shares of stock, both common and preferred, taking into effect the shares subject to Employee’s option. Subject to the terms of the Stock Option Agreement and such Plan, Employee may be able to purchase shares of Employer’s stock beginning upon January 1, 1999. The Stock Option Agreement shall not obligate Employee to exercise his option to purchase stock of Employer and does not obligate Employer to continue Employee’s employment.

     SECTION 8. NON-DISCLOSURE AND CONFIDENTIALITY AGREEMENT. Contemporaneously with this Agreement, Employer and Employee have entered into a NonDisclosure and Confidentiality Agreement, the form of which is attached hereto as Exhibit “B” and incorporated herein by reference.

     SECTION 9. CONSTRUCTION OF AGREEMENT: CHOICE OF LAW, SEVERABILITY, AND NUMBER. The validity, legality, and construction of this Agreement or of any of its provisions shall be determined under the laws of the State of Maryland, it being agreed that this Agreement shall be deemed to have been made in the State of Maryland. If any provision contained in this Agreement cannot be enforced to its fullest extent, then such provision shall be enforced to the maximum extent permitted by law, and Employer and Employee consent and agree that such provision may be judicially modified accordingly in any proceeding brought to enforce such provision. The invalidity, illegality, or inability to enforce any provision of this

Agreement shall not affect or limit the validity and enforceability of any other provision hereof. Where context requires, the plural shall include the singular and vice versa.

     SECTION 10. NOTICES. All notices and communications hereunder shall be in writing and shall be deemed given when sent postage prepaid by registered or certified mail, return receipt requested, by hand delivery with a signed returned copy, or by delivery of a nationally recognized overnight delivery service, and addressed as follows:

     If intended for Employer:

MetaMorphix, Inc.
1450 South Rolling Road
Baltimore, Maryland 21227
Attn: President

     with a copy to:

William E. Carlson, Esquire
Shapiro and Olander
2000 Charles Center South 36
South Charles Street
Baltimore, Maryland 21201

     If intended for Employee:

Edwin C. Quattlebaum, Ph.D.
141 Spa View Avenue Annapolis,
Maryland 21401

If, however, a party furnishes another party with notice of a change of address, as provided in this Section, then all notices and communications thereafter shall be addressed as provided in such notice.

     SECTION 11. ENTIRE AGREEMENT. This Agreement, which is the product of a negotiation between Employer and Employee, the Stock Option Agreement, and the NonDisclosure and Confidentiality Agreement contain the entire understanding between Employer and Employee with respect to matters set forth herein and therein and supersedes all other oral and written agreements or understandings between them with respect to matters set forth herein and therein. No modification or addition hereto or waiver or cancellation of any provision shall be valid except as provided in a writing signed by the party against whom such modification, addition, waiver, or cancellation is being enforced.

     IN WITNESS WHEREOF, Employer and Employee have executed this Employment Agreement as of the day and year first above written.

[SEAL]

ATTEST:	METAMORPHIX, INC.

/s/ Frederick Cobb,	By	/s/ William E. Carlson

Frederick Cobb, Treasurer		William E. Carlson, President

WITNESS:

/s/ Edwin C. Quattlebaum

Edwin C. Quattlebaum, Ph.D.

EXHIBIT A

METAMORPHIX, INC.

Incentive Stock Option Agreement

     This Incentive Stock Option Agreement certifies that, pursuant to the MetaMorphix, Inc. 1996 Employee Incentive Stock Option Plan (the “Plan”), the Board has granted an option to purchase shares of Common Stock of MetaMorphix, Inc. as stated below. Capitalized terms used herein and not defined shall have the meaning ascribed to such terms in the Plan.

Optionee:	Edwin C. Quattlebaum, Ph.D.

Optionee’s address:	141 Spa View Avenue Annapolis, Maryland 21401

Social Security No.:	###-##-####

Option Shares:	Up to 233,100 shares of Common Stock as follows: (i) 166,500 shares (the “Initial Option Shares”) granted upon January 1, 1998, to vest in accordance with the Summary Vesting Schedule below; and (ii) 66,600 shares (the “Supplemental Option Shares”), hereby granted, but conditioned upon the event that, on or prior to July 1, 1998, the Company has received at least $10,000,000 in aggregate up-front payments from strategic partnering and/or licensing agreements that are attributable, in the sole judgment of the Board of Directors, to the Optionee’s efforts on behalf of the Company. If the Company receives such aggregate up-front payments during the period from July 1, 1998 through December 31, 2001, the Company shall reduce the grant of Supplemental Option Shares by 1/42 (2.38%), or 1585.71 shares, for each month after July 1, 1998 that the Company does not receive such payments. The Company shall not grant any fractional shares. The Supplemental Option Shares shall vest in accordance with the Summary Vesting Schedule below.

Per Share Exercise Price:	$0.25 per share

Grant Date:	(i) Initial Option Shares: January 1, 1998

(ii) Supplemental Option Shares: Date upon which the conditions for granting such options have been satisfied.

Expiration Date:	(i)	January 1, 2008

	(ii)	The tenth anniversary of the Grant Date of the Supplemental Option Shares.

Summary Vesting Schedule:	25%, or 41,625 Initial Option Shares, at January 1, 1999. Thereafter in monthly installments over the following 36 months, as follows: 3,468 Initial Option Shares per month for the first 33 months and 3,477 Initial Option Shares per month for the following 3 months.

25%, or up to 16,650 Supplemental Option Shares, upon satisfaction of the conditions for granting Supplemental Option Shares and as may be adjusted pursuant to this Agreement. Thereafter in monthly installments, to be determined by the Company, through January 1, 2002.

METAMORPHIX, INC.

Dated: As of January 1, 1998

President

     The undersigned hereby accepts the foregoing option and agrees to the terms and conditions thereof. The undersigned hereby acknowledges receipt of a copy of the Company’s 1996 Employee Incentive Stock Option Plan and agrees to be bound by the terms of such Plan.

OPTIONEE	=	Edwin C. Quattlebaum, Ph.D.

Terms and Conditions of Incentive Stock Option Agreement

     1. Grant of Option. MetaMorphix, Inc., a Delaware corporation (the “Company”), hereby grants to the Optionee, as of the applicable Grant Date, an option, pursuant to the Plan, to purchase an aggregate number of shares (the “Option Shares”) of the Company’s common stock (the “Common Stock”), at the Per Share Exercise Price, purchasable as set forth in and subject to the terms and conditions of this option and the Plan. Except where the context otherwise requires, the term “Company” shall include all future subsidiaries of the Company as defined in Sections 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended or replaced from time to time (the “Code”).

     2. Incentive Stock Option. This option is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code, and, as such, is subject to the requirements and limitations contained in Section 11 of the Plan.

     3. Exercise of Option and Provisions for Termination.

          (a) Vesting Schedule.

               (i) Initial Option Shares. Except as otherwise provided in this Agreement, the option for Initial Option Shares may be exercised prior to the tenth anniversary of the Grant Date (hereinafter the “Initial Option Expiration Date”) in installments as follows: (a) 25%, or 41,625 Initial Option Shares, at January 1, 1999; (b) 3,468 Initial Option Shares per month, vesting upon the first day of each month, for the first thirty (30) months; and (c) 3,477 Initial Option Shares per month, for the following three (3) months, through December 31, 2001. The right of exercise shall be cumulative so that if the option is not exercised to the maximum extent permissible during any exercise period, it shall be exercisable, in whole or in part, with respect to all shares not so purchased at any time prior to the Initial Option Expiration Date or the earlier termination of this option. This option may not be exercised at any time on or after the Initial Option Expiration Date, except as otherwise provided in Section 3(e) below.

               (ii) Supplemental Option Shares. Except as otherwise provided in this Agreement, the option for Supplemental Option Shares may be exercised prior to the tenth anniversary of the Grant Date (hereinafter the “Supplemental Option Expiration Date”) in installments as follows: (a) 25%, or up to 16,650 Supplemental Option Shares, upon satisfaction of the conditions for granting Supplemental Option Shares and as may be adjusted pursuant to the terms of this Agreement; and (b) thereafter in monthly installments, to be determined by the Company, through December 31, 2001. The right of exercise shall be cumulative so that if the option is not exercised to the maximum extent permissible during any exercise period, it shall be exercisable, in whole or in part, with respect to all shares not so purchased at any time prior to the Supplemental Option Expiration Date or the earlier termination of this option. This option may not be exercised at any time on or after the Supplemental Option Expiration Date, except as otherwise provided in Section 3(e) below.

          (b) Subject to the conditions set forth in this Agreement and the Plan, this option shall be exercised by the Optionee’s delivery of written notice of exercise to the Treasurer of the Company, specifying the number of shares to be purchased and the purchase price to be paid therefor and accompanied by payment in full accordance with Section 4. Such exercise shall be effective upon receipt by the Treasurer of the Company of such written notice together with the required payment. The Optionee may purchase less than the number of shares covered hereby, provided that no partial exercise of this option may be for any fractional share or for fewer than ten whole shares.

          (c) Continuous Relationship with the Company Required. Except as otherwise provided in this Section 3 and Section 11(d) of the Plan, this option may not be exercised unless the Optionee, at the time he or she exercises this option, is, and has been at all times since the date of grant of this option, an employee of the Company (an “Eligible Optionee”).

          (d) Termination of Relationship with the Company. If the Optionee ceases to be an Eligible Optionee for any reason, then, except as provided in paragraphs (e) and (f) below, the right to exercise this option shall terminate six months after such cessation (but in no event after the Expiration Date applicable to such option), provided that this option: (i) shall be intended to remain an incentive stock option only for a period of three months after such cessation, and (ii) shall be exercisable only to the extent that the Optionee was entitled to exercise this option on the date of such cessation. Notwithstanding the foregoing, if the Optionee, prior to the Initial Option Expiration Date or the Supplemental Option Expiration Date, materially violates the noncompetition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Optionee and the Company, the right to exercise the options granted under this Agreement shall terminate immediately upon such violation.

          (e) Exercise Period Upon Death or Disability. If the Optionee dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Initial Option Expiration Date or the Supplemental Option Expiration Date while he or she is an Eligible Optionee, or if the Optionee dies within three months after the Optionee ceases to be an Eligible Optionee (other than as the result of a termination of such relationship by the Company for “cause” as specified in paragraph (f) below), this option shall be exercisable, within the period of three months following the date of death, and within the period of one year following the disability, of the Optionee (whether or not such exercise occurs before the applicable Expiration Date), by the Optionee or by the person to whom this option is transferred by will or the laws of descent and distribution, provided that this option shall be exercisable only to the extent that this option was exercisable by the Optionee on the date of his or her death or disability. Except as otherwise indicated by the context, the term “Optionee”, as used in this option, shall be deemed to include the estate of the Optionee or any person who acquires the right to exercise this option by bequest or inheritance or otherwise by reason of the death of the Optionee.

          (f) Discharge for Cause. If the Optionee, prior to the Initial Option Expiration Date or the Supplemental Option Expiration Date, is discharged by the Company for “cause” (as defined below), the right to exercise this option shall terminate immediately upon such cessation of employment. “Cause” shall mean willful misconduct by the Optionee or willful failure to perform his or her responsibilities in the best interests of the Company (including, without limitation, breach by the Optionee of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Optionee and the Company), as determined by the Board of Directors of the Company, which determination shall be conclusive. The Optionee shall be considered to have been discharged “for cause” if the Company determines, within 30 days after the Optionee’s resignation, that discharge for cause was warranted.

     4. Payment of Purchase Price.

          (a) Method of Payment. Payment of the purchase price for shares purchased upon exercise of this option shall be made (i) by delivery to the Company of cash or a check to the order of the Company in an amount equal to the purchase price of such shares, (ii) subject to the consent of the Company, by delivery to the Company of shares of Common Stock of the Company then owned by the Optionee having a fair market value equal in amount to the purchase price of such shares, (iii) by any other means which the Board of Directors determines are consistent with the purpose of the Plan and with applicable laws and regulations (including, without limitation, the provisions of Rule 16b-3 under the Securities Exchange Act of 1934 and Regulation T promulgated by the Federal Reserve Board), or (iv) by any combination of such methods of payment. The Optionee recognizes that the payment of his purchase price by delivery to the Company of shares of Common Stock of the Company then owned by the Optionee may have certain tax consequences to the Optionee.

          (b) Valuation of Shares or Other Non-Cash Consideration Tendered in Payment of Purchase Price. For the purposes hereof, the fair market value of any share of the Company’s Common Stock or other non-cash consideration which may be delivered to the Company in exercise of this option shall be determined in good faith by the Board of Directors of the Company.

          (c) Delivery of Shares Tendered in Payment of Purchase Price. If the Optionee exercises this option by delivery of shares of Common Stock of the Company, the certificate or certificates representing the shares of Common Stock of the Company to be delivered shall be duly executed in blank by the Optionee or shall be accompanied by a stock power duly executed in blank suitable for purposes of transferring such shares to the Company. Fractional shares of Common Stock of the Company will not be accepted in payment of the purchase price of shares acquired upon exercise of this option.

     5. Delivery of Shares: Compliance with Securities Law. Etc.

          (a) General. The Company shall, upon payment of the option price for the number of shares purchased and paid for, make prompt delivery of such shares to the Optionee, provided that if any law or regulation requires the Company to take any action with respect to such shares before the issuance thereof, then the date of delivery of such shares shall be extended for the period necessary to complete such action.

          (b) Listing. Qualification, Etc. This option shall be subject to the requirement that if, at any time, counsel to the Company shall determine that the listing, registration or qualification of the shares subject hereto upon or with any securities exchange or regulatory body, or that the disclosure of non-public information or the satisfaction of any other condition is necessary as a condition of, or in connection with, the issuance or purchase of shares hereunder, this option may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval, disclosure or satisfaction of such other condition shall have been effected or obtained on terms acceptable to the Board of Directors (or an opinion of counsel has been obtained that such registration, qualification, consent, or approval is not necessary). Nothing herein shall be deemed to require the Company to apply for, effect or obtain such listing, registration, qualification, or disclosure, or to satisfy such other condition.

     6. Nontransferability of Option. This option is personal and no rights granted hereunder may be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise), nor shall any such rights be subject to execution, attachment or similar process, except that this option may be transferred by will or the laws of descent and distribution. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this option or of such rights contrary to the provisions hereof, or upon the levy of any attachment or similar process upon this option or such rights, this option and such rights shall, at the election of the Company, become null and void.

     7. No Special Employment or Similar Rights. Nothing contained in the Plan or this option shall be construed or deemed by an person under any circumstances to bind the Company to continue the employment or other relationship of the Optionee with the Company for the period within which this option may be exercised.

     8. Rights as a Shareholder. The Optionee shall have no rights as a shareholder with respect to any shares which may be purchased by exercise of this option (including, without limitation, any rights to receive dividends or non-cash distributions with respect to such shares) unless and until a certificate representing such shares is duly issued and delivered to the Optionee. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such certificate is issued.

     9. Adjustment Provisions.

          (a) General. If, through or as a result of any merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, (i) the outstanding shares of Common Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or (ii) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Stock or other securities, the Optionee shall, with respect to this option or any unexercised portion hereof, be entitled to the rights and benefits, and be subject to the limitations, set forth in Section 14 of the Plan.

          (b) Board Authority to Make Adjustments. Any adjustments under this Section 9 will be made by the Board of Directors, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive. No fractional shares will be issued pursuant to this option on account of any such adjustments.

     10. Mergers, Consolidation. Distributions, Liquidation, Etc. In the event of a merger or consolidation or sale of all or substantially all of the assets of the Company in which outstanding shares of Common Stock are exchanged for securities, cash or other property of any other corporation or business entity, or in the event of a liquidation of the Company, prior to the Initial Option Expiration Date or the Supplemental Option Expiration Date or termination of this Option, the Optionee shall, with respect to this option or any unexercised portion hereof, be entitled to the rights and benefits, and be subject to the limitations, set forth in Section 15 of the Plan.

     11. Withholding Taxes. The Company’s obligation to deliver shares upon the exercise of this option shall be subject to the Optionee’s satisfaction of all applicable federal, state and local income and employment tax withholding requirements.

12. Investment Representations: Legends.

          (a) Representations. The Optionee represents, warrants and covenants that:

               (i)  Any shares purchased upon exercise of this option shall be acquired for the Optionee’s account for investment only, and not with a view to, or for sale in connection with, any distribution of the shares in violation of the Securities Act of 1933 (the “Securities Act”), or any rule or regulation under the Securities Act.

               (ii) The Optionee has had such opportunity as he or she has deemed adequate to obtain from representatives of the Company such information as is necessary to permit the Optionee to evaluate the merits and risks of his or her investment in the Company.

               (iii) The Optionee is able to bear the economic risk of holding such shares acquired pursuant to the exercise of this option for an indefinite period.

               (iv) The Optionee understands that (A) the shares acquired pursuant to the exercise of this option will not be registered under the Securities Act and are “restricted securities” within the meaning of Rule 144 under the Securities Act; (B) such shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available; (C) in any event, an exemption from registration under Rule 144 or otherwise under the Securities Act will not be available for at least two years and even then will not be available unless a public market then exists for the Common Stock, adequate information concerning the Company is then available to the public, and other terms and conditions of Rule 144 are complied with; and (D) there is now no registration statement on file with the Securities and Exchange Commission with respect to any stock of the Company and the Company has no obligation or current intention to register any shares acquired pursuant to the exercise of this option under the Securities Act.

               (v) The Optionee agrees that, if the Company offers any of its Common Stock for sale pursuant to a registration statement under the Securities Act, the Optionee will not, without the prior written consent of the Company, offer, sell, contract to sell or otherwise dispose of, directly or indirectly (a “Disposition”), any shares purchased upon exercise of this option for a period of 90 days after the effective date of such registration statement.

By making payment upon exercise of this option, the Optionee shall be deemed to have reaffirmed, as of the date of such payment, the representations made in this Section 12.

          (b) Legends on Stock Certificate. All stock certificates representing shares of Common Stock issued to the Optionee upon exercise of this option shall have affixed thereto legends substantially in the following form, in addition to any other legends required by applicable state law:

“The shares of stock represented by this certificate have not been registered under the Securities Act of 1933 and may not be transferred, sold or otherwise disposed of in the absence of an effective registration statement with respect to the shares evidenced by this certificate, filed and made effective under the Securities Act of 1933, or an opinion of counsel satisfactory to the Company to the effect that registration under such Act is not required.”

“The shares of stock represented by this certificate are subject to certain restrictions on transfer contained in an Option Agreement, a copy of which will be furnished upon request by the issuer.”

     13. Miscellaneous.

          (a) Except as provided herein, this option may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Optionee.

          (b) All notices under this option shall be mailed or delivered by hand to (i) the Company at the address set forth below, (ii) the Optionee at the address set forth on the first page of this option, or (iii) at such other address as may be designated in writing by either of the parties to one another.

If to the Company:	MetaMorphix, Inc., Inc.
1450 South Rolling Road

Baltimore, Maryland 21227
Attn: President

          (c) This option shall be governed by and construed in accordance with the laws of the State of Delaware.

EXHIBIT B

MetaMorphix, Inc.
Non-Disclosure and Confidentiality Agreement

     This Agreement made by and between Edwin C. Quattlebaum (hereafter referred to as the Employee) and MetaMorphix, Inc., a Delaware corporation (hereafter referred to as MM, Company, or Employer), is and shall be effective as of this 1st day of January, 1998 (hereafter referred to as the Effective Date).

1. Company’s Business and Technology.

MM is engaged in the discovery and commercial development of a superfamily of growth factors, Growth and Differentiation Factors (GDF), related factors collectively referred to as Transforming Growth Factors (TGF) and related technology, and herein referred to as the “Company’s technology" or as the “Company’s business.” The Company’s technology includes, but is not limited to, the development of, proteins, peptides, small molecules, and/or other related technologies to affect the actions of GDF and TGF in the fetus and the adult including humans and other animals. The Company’s technology includes proprietary proteins and genes, antisense technology, antibodies, receptors, and various protein and non-protein chemical entities which directly or indirectly affect the production, expression, biological or pharmacology of GDF and TGF. The Company’s business includes discovery research, human pharmaceutical development, veterinary medicine, agriculture, human and veterinarian diagnostics, research reagents, and other human and agricultural products and services.

2. Confidentiality.

2.1 The Employee acknowledges that in connection with the performance of his/her duties, MM will be disclosing confidential and proprietary information to the Employee, including commercially valuable technical and business information (“Confidential Information"). Confidential Information includes information or materials that the Employee develops or acquires knowledge of or, has access to, as a result of employment by MM. The Employee acknowledges that Mm’s business is extremely competitive, dependent in part upon the maintenance of secrecy, and that any unauthorized disclosure of Confidential Information to any third party will result in serious harm to MM.

2.2 The Employee covenants and agrees that the Confidential Information will be used only in connection with the duties and responsibilities of the position that the

Employee may have with the Company, and will not be used in any other way, even if not envisioned by the Employee, to the detriment of MM.

2.3 The Employee covenants and agrees not to disclose, directly or indirectly, the Confidential Information to any third person or entity, other than representatives or agents of MM, or as expressly directed by Mm’s management. The Employee will treat all such information as confidential and the sole property of MM.

2.4 “Confidential Information” does not include information which, in the judgment of the Chief Scientific Officer (or other management of MM), (a) was actually known to the Employee upon the commencement of employment, other than by previous disclosure MM, as evidenced by written records at the time of pre-employment disclosure; (b) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; (c) is lawfully and in good faith made available to, the Employee by a third party who did not derive it from MM and who imposes no obligation of confidence on the Employee; or (d) after the termination of employment, developed by the Employee’s independent of any disclosure by MM (and without reliance upon Confidential Information known to the then former employee), as clearly evidenced by written records.

2.5 The Employee shall continue to be bound by the terms of the confidentially provisions contained in this Section 2 during Employee’s employment and, subsequently, for a period of five years after the termination of employment with MM.

2.6 The Employee recognizes that the event of a breach by Employee of this Agreement the damages and harm to MM would be irreparable. Accordingly, Employee acknowledges that MM would be entitled, among other available remedies, to seek and obtain injunctive relief.

3. Inventions, Trade Secrets, Intellectual Property and Business Information.

3.1 The Employee covenants and agrees to promptly and fully disclose in writing to the Company, or a designated representative of MM, any invention, improvement, discovery, formula, technique, method, trade secret or other intellectual property, whether patentable or not, whether copyrightable or not (collectively “Invention(s)”) made, conceived, developed, or first reduced to practice by the Employee, either alone or jointly with others, while performing services as an employee of MM or relating to the Company’s technology (as defined in Section 1.) The Employee is bound to this provision during Employee’s employment and, subsequently for a period of 5 years following termination of employment with MM. The Employee will execute any legal documents necessary to perfect the assignment of such inventions or copyrights in any and all countries which the Company deems important to its business. The Employee appoints the Company as his/her agent and attorney-in-fact to execute and file any such document(s) and to do all lawful acts necessary to apply for and obtain patents or copyrights, and to enforce the Company’s rights under this section. All patent or copyrights will be at the Company’s own expense and the Employee will not be compensated for his/her time and other expenses for such efforts, other than Employee’s salary (if Employee is then employed).

3.2 The Employee acknowledges, covenants and agrees that all discoveries, inventions, trade marks, trade secrets, business information and intellectual property shall be the sole and exclusive property of the Company.

4. Confidentiality Obligations By Other Agreements.

4.1 In accordance with Section 11.3 of December 1, 1994 Collaboration Agreement between MM, The Johns Hopkins University (JHU), and Genetics Institute, Inc. (GI), Employee (to the extent permitted, from time-to-time, by MM) may have access to Confidential Information (as described therein) of JHU and GI and, accordingly, shall be bound by 11.1, and 11.4 of the Collaboration Agreement.

4.2 Employee, upon request, shall sign such other confidentially, non-disclosure, and other such agreement that third parties (with whom MM has a relationship) require.

5 Other Obligations.

5.1 The Employee represents that Employee is not bound by any agreement that prevents him/her from disclosing to MM any information that the Employee is obligated to keep secret pursuant to any existing confidentiality agreement with a third party or consistent with his/her duties or obligations to such third party and Employee further recognizes that nothing in this Agreement imposes any obligation on the Employee to the contrary.

6. No Conflict: Valid and Binding. The Employee represents that to his/her knowledge neither the execution of this Agreement nor the performance of the Employee’s duties under this Agreement will result in a violation or breach of any other agreement by which the Employee is bound. Employee will not enter into any agreement that would conflict with this agreement.

7. Severability. If any provision of this Agreement shall be declared invalid, illegal or unenforceable, such provision shall be served and the remaining provisions shall continue in full force and effect.

8. Governing Law. This Agreement shall be governed by the laws of the State of Maryland.

9. Miscellaneous. This Agreement represents the “entire agreement” between Employee and MM with respect to the matters set forth herein. Nothing in this agreement suggests any term of employment or that Employee’s employment is anything other than “at-will” employment.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement and Confidentially Agreement as of the above indicated Effective Date.

MetaMorphix, Inc.

Employee:

/s/ Edwin C. Quattlebaum	By:	/s/ William E. Carlson

Edwin C. Quattlebaum		William E. Carlson, President

Date: January 1998	Date: January _, 1998